Exhibit 99.2

3rd Quarter 2008 Earnings Conference Call

Introduction: George L. Ball, Chairman of Sanders Morris Harris Group

GLB	Thank you, Operator, and good morning everyone. Welcome to Sanders Morris Harris Group’s earnings release conference call for the third quarter of 2008. With me today are Ben Morris, Chief Executive Officer, Rick Berry, Chief Financial Officer, John Unger, Senior Vice President and General Counsel, Bruce McMaken, Executive Vice President, and Steve Cordill, President of Asset and Wealth Management Group and, by phone or in person, other members of management.

GLB	In a moment, I will turn the call over to Rick. He will discuss our financial results for the third quarter of 2008. It will be followed by a question and answer session. Before we begin, remember that during the course of this conference call we may discuss some non-GAAP measures in talking about our Company’s performance. If we do, you can find a reconciliation of those measures to GAAP measures in our earnings press release. Rick –.

RB	Thank you. I would like to remind you that statements made during the course of this call that are not purely historical are forward-looking statements regarding the company or management’s future intentions, hopes, beliefs, expectations, and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results might differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in today’s press release and in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. You should not unduly rely on any forward-looking statements, and we assume no obligation to update them.

RB	You should have had a chance to review our earnings release. It outlines in some detail the components of our third quarter results. I will not cover that material at any length, therefore, but will answer any questions later.

We recorded net income of $29.0 million during the third quarter, or $1.03 per diluted share compared to $1.8 million, or $0.07 per diluted share, during the prior year quarter. Those earnings have several factors impacting them.

The quarter’s results included an after tax gain of $30.1 million on the sale of the Company’s ownership interests in Salient Partners and its Endowment Fund affiliates. Without that gain, the Company would have lost $1.1 million or $0.04 per diluted share during the 2008 quarter. The loss was attributable to the decline in the Company’s merchant and warrant portfolios, including our SMH Capital Advisors’ Credit Opportunity Fund investment. The marketplace hurt all of those securities, like everyone else’s. The amount was $4.2 million or 15¢ per share. In other words, without the portfolio impact or the Salient sale, we would have netted 11¢ per share.

GLB next comment

GLB	Keep in mind that our net income in the quarter contained two months of Salient earnings. That component was $2 million. Taking out Salient in both the ‘07 quarter and in the ‘08 period, Asset/Wealth Management pretax earnings were 13¢ per share last year and 14¢ this year. That’s an 8% increase. Almost all of our Asset Management units earned more than they did a year ago. Nonetheless, the declining markets naturally decreased AUM. The drop from the prior quarter was $600 million or 6%. Good net new money inflows and comparatively good investment results helped to cushion the decline, I’m pleased to note.

RB	Our Capital Markets business earned $1.1 million pretax in the quarter, compared to $2.4 million during the 2007 period. As one would expect in this environment, the investment bank lost money. Offsetting it, the prime brokerage division, Concept Capital, continued to show higher earnings and the institutional equity and fixed income businesses were profitable also.

GLB	We expect to shortly enter into an agreement to effectively sell 80% of the Capital Markets division for cash and a note, with proceeds offset in part by working capital employed in the business. Completion of the sale is predicated on FINRA approval of new ownership and the formation of a second broker-dealer. Sanders Morris Harris Group is going to retain a 20% interest in the division, subject to an option for the purchaser to buy the remaining interest exercisable through the end of 2009. Closing is expected to occur in the first quarter of 2009.

This will make the public entity an almost entirely Asset/Wealth Management company. We think there are some extraordinary potential for us in the Asset/Wealth Management channel, both internally and externally. In the former realm, the Edelman franchise in particular has proven and expandable allure. We believe we can grow the Asset/Wealth Management business significantly in this era of opportunity.

We have delayed consummating acquisitions in the current environment because prices are coming down.

RB	Along that line, keep in mind that we have no funded debt. Our networking capital, consisting of cash and customer receivables less current accounts payable, was $26.3 million. Our portfolio of liquid and illiquid securities totaled $64.7 million. The Salient sale should generate cash flow of at least 25¢ per share annually after tax for the next number of years. Although that stream will not count as earnings, it is visible cash flow.

GLB	With that, we will be pleased to answer any questions.